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                                                                    Exhibit 23.4

[TELECON LLC LETTERHEAD LOGO]

     January 10, 2000

     Mr. Mark Mendes
     Chief Operating Officer
     Net2000 Communications, Inc.
     2180 Fox Mill Road
     Herndon, VA 20171

     Dear Mr. Mendes:

     This will confirm that TeleCon, LLC gives Net2000 Communications, Inc. permission to disclose the specific information and associated data used to support the per market business access line data included in Net2000's registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with Net2000's initial public offering.


     Sincerely,


     /s/ Faye F. Henris
     -------------------


     Faye F. Henris
     Managing Partner